Exhibit 10.2

March 24, 2022

Brock Kowalchuk
5410 E 18th Ln.
Spokane Valley, WA 99212

Dear Brock:

This offer is to confirm your new title and compensation with Kaspien Inc. (referred to in this letter as “Kaspien” or the “Company”).  The effective date for these changes is March 16, 2022.

This letter will confirm our offer and your acceptance to continue with the Kaspien team as Interim Chief Executive Officer and Chief Operating Officer of Kaspien Holdings Inc. reporting to the Board of Directors of Kaspien Holdings Inc.  The details of our offer are outlined below.

Compensation

Base Salary

You will receive base salary at the annual rate of $280,000 (subject to applicable withholdings) paid in accordance with the Company’s normal payroll practices.  Your employment status is Exempt, which means that you are not entitled to overtime compensation.  Kaspien reserves the right to change your compensation in its discretion, in accordance with applicable law.

Of course, except as otherwise provided in the Severance Agreement (as defined below), all amounts paid to you as compensation by Kaspien will cease upon termination of your employment and will be reduced by any tax or other withholdings required by law and by other deductions you authorize.

Performance Bonus

Your performance bonus target will be $112,000 or 40% of your annual base salary. Performance bonuses are not guaranteed, and whether you receive a bonus as well as the amount of the bonus, may depend upon Kaspien overall performance, business unit performance, and your individual performance, among other factors at the discretion of Kaspien, all as determined in the sole discretion of the Compensation Committee of the Board of Directors of Kaspien Holdings Inc.(the “Committee”). You must be employed on the day the performance bonus is paid in order to be entitled to payment (which is set to be March 31, 2023 in the case of the bonus for the current year). The terms and conditions of the performance bonus are subject to modification in the sole discretion of the Committee.

Transition Bonus

For accepting the Interim CEO position, you are eligible for a transition bonus of $100,000, for a successful transition of change in leadership, and support of the organizational review process.  $50,000 is payable on September 30, 2022, and the remaining $50,000 is payable on March 31, 2023.  Such payments are contingent on your remaining employed through the applicable payment date, and they are subject to applicable withholdings.

Stock Option Grant

Upon approval by the Committee, pursuant to Kaspien Holdings Inc.’s 2005 Long Term Incentive and Share Award Plan, as amended and restated (the “Plan”), you will be granted options to purchase 15,000 shares of common stock of Kaspien Holdings Inc.  The stock options will vest in four equal annual installments commencing on the first anniversary of the date of grant.  The exercise price per share will be equal to the closing trading price per share on the date of grant on the Nasdaq stock market.  The vesting of the stock options will be subject to your continued employment with the Company on the applicable vesting date, except such options will become immediately vested and exercisable in full upon your death, upon termination of your employment due to your disability or upon a change of control of Kaspien Holdings Inc. (as defined in the Plan).  Except as otherwise set forth in this offer letter, the terms of your stock options shall be governed by the Plan as in effect from time to time, as well as the individual award agreement between you and Kaspien Holdings Inc.

Errors in Compensation Payments

The Company endeavors to manage payroll and post-employment payments to employees as accurately as possible.  Despite best efforts, occasionally there are errors in payments to employees.  In the event of either an underpayment or over-payment, you agree to notify the Company as soon as possible by contacting Human Resources.  In the event of an underpayment, the Company will pay the additional amounts due as soon as practicable after verification of the underpayment.  In the event of an over-payment, you agree to repay the over-payment immediately.  You further agree and expressly authorize the Company to deduct such over-payments from future amounts due you from the Company, including, without limitation, your subsequent paycheck(s), your final paycheck, any future incentive payments and any other moneys due you (e.g., payment for unused PTO, and bonuses, where applicable.)  You further agree that the Company’s right to withhold over-payments from current and future payments, does not limit, negate or otherwise negatively affect the Company’s right to demand immediate payment.  Company payments of underpayments and your return of over-payments are subject to any applicable state laws.

Your Representations, Covenants & Warranties to Kaspien

You agree to abide by all applicable Company policies and procedures, including but not limited to the Company’s Code of Ethics and Employee Handbook.

Severance Agreement Continues in Effect

The Severance and Restrictive Covenant Agreement between the Company (formerly known as etailz Inc.) and you dated as of July 31, 2020 (the “Severance Agreement”) will remain in effect in accordance with its terms, as modified below.  In consideration for the additional compensation and new position set forth herein, the applicable restriction periods set forth in Section 3.C.(1) (non-solicitation of customers or prospective customers) and Section 3.C.(2) (non-solicitation of employees) of the Severance Agreement will each be extended to 12 months following termination of your employment (from 6 months following such termination).  For purposes of the Severance Agreement, “Good Reason” shall not exist by virtue of your ceasing to be Interim Chief Executive Officer and/or Chief Operating Officer of Kaspien Holdings Inc.

Employment At-Will

The terms of this letter do not imply employment for any specific period of time.  Rather, as is generally the case with all employees within Kaspien, your employment is at-will.  Either you or Kaspien have the right to terminate your employment at any time with or without cause or notice.

Miscellaneous

This offer letter, together with the Severance Agreement, sets forth the entire agreement among the parties hereto and supersedes any prior understanding, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.  This offer letter shall be governed by and construed and interpreted in accordance with the laws of the State of Washington without reference to the principles of conflict of laws thereof.  The terms of this offer letter are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and they will be interpreted on a basis consistent with such intent.  This offer letter may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  Signatures delivered by facsimile or PDF shall be effective for all purposes.

Conclusion

We believe that you are capable of making an outstanding contribution to the Company and that we can offer you a challenging and rewarding career opportunity.  Please review this letter and return the signed copy on or before March 28, 2022.

If you have any questions regarding the contents of this letter, or the policies and procedures referenced herein, or if there is any way I can help you further, please do not hesitate to call.

Sincerely,

Kaspien Board of Directors

Jon Marcus

Mike Reickert

Tom Simpson

CC: Lisa Wideman, Chief People Officer

ACKNOWLEDGED AND AGREED TO:

Brock Kowalchuk	Date: